Exhibit 10.39

ALTERNATE FORM

GSI COMMERCE, INC.

2005 EQUITY INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

GSI Commerce, Inc. (the “Company”), pursuant to Section 6 of its 2005 Equity Incentive Plan (the “Plan”), hereby grants to you an Optionholder under the Plan an option (“Option”) to purchase the number of shares of the Company’s Common Stock set forth below. This Option is subject to all of the terms and conditions as set forth herein and in (i) the Stock Option Agreement and the Stock Option Notice of Exercise, both of which are attached hereto and incorporated herein in their entirety, and (ii) the Plan, which is available on the Company’s Intranet under the Legal and Human Resources sections and incorporated herein in its entirety.

Optionholder:
Date of Grant:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	☐ Nonstatutory Stock Option	☐ Incentive Stock Option[1]

Exercise Schedule:	☐ Same as Vesting Scheldule	☐ Early Exercise Permitted

Vesting Schedule: The shares subject to this Option will vest in accordance with the following schedule; provided that vesting will cease upon termination of your Continuous Service:

of the total number of shares will vest on ☐ the Date of Grant ☐ the first annual anniversay of the Date of Grant ☐; and

of the total number of shares will vest ☐ annually ☐ monthly thereafter over the next years.

Payment: By one or a combination of the following items (subject to the terms and conditions described in the Stock Option Agreement):

☐	By cash or check.

☐	Pursuant to a Regulation T Program if the Shares are publicly traded.

☐	By delivery of already-owned shares if the Shares are publicly traded.

[1]	If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options held by the Optionholder) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.

Term: The term of this Option commences on the Date of Grant and expires upon the earliest of the following:

(a) three (3) months after the termination of your Continuous Service for any reason other than your Disability, death or for Cause;

(b) twelve (12) months after the termination of your Continuous Service due to your Disability;

(c) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

(d) immediately on termination of your Continuous Service for Cause;

(e) the Expiration Date set forth in this Notice; or

(f) the day before the tenth (10th) anniversary of the Date of Grant.

Change in Control: If a Change of Control occurs and as of, or within six (6) months after, the effective date of the Change in Control your Continuous Service terminates due to an involuntary termination (not including death or Disability) by the Company not for Cause, then the following number of then unvested shares subject to this Option will automatically vest and become exercisable, if at all, immediately upon the termination of your Continuous Service:

☐	No additional unvested shares will be accelerated

☐	A number shares equal to the number of shares that would have vested over the ( ) months following such termination of Continuous Service had you remained employed by the Company, but not in excess of the number of then unvested shares covered by such Award

☐	All unvested shares subject to this Option will immediately accelerate and become exercisable

Parachute Payments: If any payment or benefit you would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be reduced to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order unless you elect in writing a different order (provided, however, that such election will be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of Stock Awards (as defined in the Plan);

reduction of employee benefits. In the event that acceleration of vesting of Stock Award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your Stock Awards unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control will perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, then the Company will appoint a nationally recognized accounting or consulting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder.

The firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company. If the firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the firm made hereunder will be final, binding and conclusive upon you and the Company.

Additional Terms/Acknowledgements: You acknowledge receipt of, and understand and agree to, this Stock Option Grant Notice, the Stock Option Agreement and the Plan. You also acknowledge receipt of the 2005 Equity Incentive Plan Prospectus. You further acknowledge that as of the Date of Grant, this Stock Option Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between you and the Company regarding the acquisition of stock in the Company pursuant to this Option and supersede all prior oral and written agreements on that subject with the exception of (i) Stock Awards (as defined in the Plan) previously granted and delivered to you under the Plan, and (ii) the following agreements only:

Other Agreements:

GSI COMMERCE, INC.		OPTIONHOLDER

By:
	Signature	Signature

Name:		Name:
	Print	Print

Title:		Date:

Date:

ATTACHMENTS: Stock Option Agreement and Stock Option Notice of Exercise

GSI COMMERCE, INC.

2005 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement (the “Agreement”), GSI Commerce, Inc. (the “Company”) has granted you an option under Section 6 of its 2005 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s common stock (the “Common Stock”) indicated in your Grant Notice at the exercise price indicated in your Grant Notice (collectively, the “Option”). Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Option are as follows:

1. VESTING. Subject to the limitations contained herein, your Option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your Option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments as set forth in the Plan.

3. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your Option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a) In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six (6) months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your Option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your Option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

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(c) Provided that at the time of exercise the Company has adopted FAS 123, as revised, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your Option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such holding back of whole shares; provided further, shares of Common Stock will no longer be outstanding under your Option and will not be exercisable thereafter to the extent that (1) shares are used to pay the exercise price pursuant to the “net exercise,” (2) shares are delivered to you as a result of such exercise, and (3) shares are withheld to satisfy tax withholding obligations.

4. WHOLE SHARES. You may exercise your Option only for whole shares of Common Stock.

5. CONDITIONS TO ISSUANCE AND DELIVERY OF SHARES. Notwithstanding any other provision of this Agreement or the Plan, the Company will not be obligated to deliver any shares of Common Stock pursuant to this Agreement (i) until all conditions to the Option have been satisfied or removed, (ii) until, in the opinion of counsel to the Company, all applicable federal, state and foreign laws and regulations have been complied with, (iii) if the outstanding Common Stock is at the time listed on any stock exchange or included for quotation on an inter-dealer system, until the shares to be delivered have been listed or included or authorized to be listed or included on such exchange or system upon official notice of notice of issuance, (iv) if it might cause the Company to issue or sell more shares of Common Stock that the Company is then legally entitled to issue or sell, and (v) until all other legal matters in connection with the issuance and delivery of such shares have been approved by counsel to the Company.

6. TERM.

(a) You may not exercise your Option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires upon the earliest of the dates set forth in your Grant Notice.

(b) If your Option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your Option and ending on the day three (3) months before the date of your Option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or your permanent and total disability, as defined in Section 22(e) of the Code. (The definition of disability in Section 22(e) of the Code is different from the definition of the Disability under the Plan).

7. EXERCISE.

(a) You may exercise the vested portion of your Option (and the unvested portion of your Option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company), together with the exercise price to the Stock

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Plan Administrator of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b) By exercising your Option you agree that, as a condition to any exercise of your Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your Option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.

(c) If your Option is an Incentive Stock Option, by exercising your Option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your Option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your Option.

8. EXECUTION OF DOCUMENTS. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Option. This Stock Option Agreement shall be deemed to be signed by the Company and you upon the respective signing by the Company and you of the Stock Option Grant Notice to which it is attached.

9. NON-TRANSFERABILITY. Your Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Option.

10. OPTION NOT A SERVICE CONTRACT. Your Option is not an employment or service contract, and nothing in your Option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your Option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

11. WITHHOLDING OBLIGATIONS.

(a) At the time you exercise your Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from, at the Company’s election, vested shares of Common Stock issuable to you, payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as

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promulgated by the Federal Reserve Board to the extent permitted by the Company), as determined by the Company, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your Option.

(b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your Option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid variable award accounting). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your Option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your Option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your Option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c) You may not exercise your Option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your Option when desired even though your Option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.

12. NOTICES. All notices with respect to the Plan shall be in writing and shall be hand delivered or sent by first class mail or reputable overnight delivery service, expenses prepaid. Notice may also be given by electronic mail or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in a manner provided in the preceding sentence. Notices to the Company or the Board shall be delivered or sent to GSI’s headquarters, 935 First Avenue, King of Prussia, PA 19406, to the attention of its Chief Financial Officer and its General Counsel. Notices to any Optionholder or holder of shares of Common Stock issued pursuant to an Option shall be sufficient if delivered or sent to such person’s address as it appears in the regular records of the Company or its transfer agent.

13. HEADINGS. The headings of the Sections in this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

14. AMENDMENT. This Agreement may be amended only by a writing executed by the Company and you which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Board (or appropriate committee thereof) by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such

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amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision; provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

15. GOVERNING PLAN DOCUMENT. Your Option is subject to all the provisions of the Plan, which are incorporated in your Option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Option and those of the Plan, the provisions of the Plan shall control. The Board (or appropriate committee thereof) will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board (or appropriate committee thereof) will be final and binding upon you, the Company, and all other interested persons. No member of the Board (or appropriate committee thereof) will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

16. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Option subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any subsidiary except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any subsidiary’s employee benefit plans.

17. CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of Delaware without regard to such state’s conflicts of laws rules.

18. SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

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GSI COMMERCE, INC.

2005 EQUITY INCENTIVE PLAN

STOCK OPTION NOTICE OF EXERCISE

GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406	Date of Exercise:

Ladies and Gentlemen:

This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Type of option (check one):	Incentive ☐	Nonstatutory ☐

Stock option dated:	___________

Number of shares as to which option is exercised:	___________

Certificates to be issued in name of:	___________

Total exercise price:	$

Cash or check payment delivered herewith:	$

Regulation T Program (cashless exercise)[1]	$

Value of shares of GSI Commerce, Inc. common stock delivered herewith[2]:	$

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the GSI Commerce, Inc. 2005 Equity Incentive Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an incentive stock option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the shares of Common Stock issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such shares of Common Stock are issued upon exercise of this option.

Very truly yours,

[1]	Shares must meet the public trading requirements set forth in the option agreement.
[2]	Shares must meet the public trading requirements set forth in the option agreement. Shares must be valued in accordance with the terms of the option being exercised, must have been owned for the minimum period required in the option, and must be owned free and clear of any liens, claims, encumbrances or security interests. Certificates must be endorsed or accompanied by an executed assignment separate from certificate.